Exhibit 99.1

FOR IMMEDIATE RELEASE
May 1, 2007
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS 31 PERCENT INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2007

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced a 31 percent increase in net income for the quarter ended March 31, 2007 compared to the same period in 2006. Net income for the quarter was $8.0 million, or $1.18 per share (diluted), an increase of $1.9 million, or $0.17 per share (diluted), compared to 2006. The increase in earnings reflects higher operating income for the Company’s natural gas and propane segments from continued growth and colder temperatures on the Delmarva Peninsula, which increased volumes sold to customers. The Company estimates that the growth and colder weather contributed $2.0 million and $1.3 million, respectively, to gross margin during the first quarter of 2007.

Highlights during the quarter include:

▪
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations showing 8 and 7 percent increases in residential customers, respectively; and the Delmarva propane Community Gas Systems generating a 28 percent increase in customers.

▪
Gross margin for the Company’s natural gas transmission operation increased by approximately $916,000 over the first quarter 2006 due to the implementation of additional firm transportation services in November 2006.

▪
Continued capital investment to support customer growth resulted in an increase of $5.3 million to net property, plant and equipment during the quarter. The Company has budgeted $45.5 million of capital expenditures for 2007.

▪	Strong cash flow resulted in a reduction of $1.0 million in long-term debt and a reduction of $7.3 million in short-term debt during the quarter.

“First quarter results demonstrate the fundamental strengths of our natural gas transmission, natural gas distribution, and propane businesses,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Colder weather conditions on the Delmarva Peninsula further enhanced the solid operational performance and the benefits of the continued growth in the areas that we serve.”

The discussions of the results for the periods ended March 31, 2007 and 2006 use the terms “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.

Comparative results for the quarters ended March 31, 2007 and 2006

Operating income was $14.6 million for the first quarter of 2007, compared to $11.4 million in the first quarter of 2006, representing an increase of $3.1 million, or 27 percent. Gross margin increased $4.6 million, or 18 percent, compared to 2006, primarily due to continued customer growth and the positive impact of the colder weather.

Natural Gas Operations

Natural Gas operating income for the quarter increased $1.6 million, or 20 percent, on gross margin growth of $2.3 million, compared to the first quarter of 2006. Items contributing to the year-over-year increase in gross margin include:

2006 Gross margin	$16,412,000
Growth	1,568,000
Weather	533,000
Rate increase	313,000
Other	(85,000)
2007 Gross margin	$18,741,000

▪
The Natural Gas segment continues to experience strong customer growth as the Delmarva and Florida natural gas distribution operations experienced increases of 8 and 7 percent, respectively, in residential customers. The natural gas transmission operation also added $916,000 to gross margin from new transportation capacity contracts implemented in November 2006.

▪
Weather significantly contributed to gross margin in the first quarter 2007 compared to the same period in 2006, as temperatures on the Delmarva Peninsula were 18 percent colder in 2007. The Company estimates that the colder temperatures led to an increase in gross margin of approximately $533,000 when compared to 2006.

▪
In October 2006, the Maryland Public Service Commission granted the Company an increase in its base rates, which resulted in $313,000 year-over-year increase to gross margin in the first quarter of 2007.

Other operating expenses for the Natural Gas segment increased $708,000, or 8 percent, for the first quarter of 2007 compared to the first quarter of 2006, due primarily to costs to support the customer growth, including higher payroll, benefits, depreciation, property taxes, allowance for uncollectible accounts, and merchant payment fees.

Propane Operations

Propane operating income for the quarter increased $1.4 million, or 42 percent, on gross margin growth of $2.1 million, compared to the first quarter of 2006. Items contributing to the year-over-year increase in gross margin include:

2006 Gross margin	$7,455,000
Increase in margin per retail gallon	781,000
Weather	730,000
Growth from Community Gas Systems	413,000
Other	210,000
2007 Gross margin	$9,590,000

▪
Gross margin increased by $781,000 in the first quarter of 2007 compared to the same period in 2006 because of improvements in the average gross margin per retail gallon. Gross margin per retail gallon increased as a result of market prices for propane, during the current quarter, rising greater than the Company’s inventory price per gallon.

▪
Temperatures on the Delmarva Peninsula were 18 percent colder in the first quarter of 2007 compared the same period in 2006, which contributed to an increase of 1.5 million gallons, or 20 percent, sold during this period in 2007 when compared to the same period in 2006. The Company estimates that the colder weather increased gross margin by approximately $730,000 for the Delmarva propane distribution operation compared to the first quarter of 2006.

▪
Continued customer growth for the Delmarva Community Gas Systems (“CGS”) contributed to the increase of $413,000 in gross margin for the first quarter 2007, compared to the same period in 2006. The average number of customers increased by approximately 1,000 to a total count of approximately 4,600, or a 28 percent increase, compared to the first quarter 2006. The Company expects the growth of its CGS operation to continue as the number of systems currently under construction or under contract is anticipated to provide an additional 7,700 customers.

▪
Gross margin for the Company’s propane wholesale marketing operation increased by $214,000 in the first quarter of 2007 compared to the same period in 2006. The higher gross margin reflects the increase market opportunities that arose in 2007 due to price volatility in the propane wholesale market.

Other operating expenses of the Propane unit increased for the quarter by $695,000, or 17 percent, compared to the first quarter of 2006, primarily from an increase in incentive compensation due to the higher operating results and the recovery of $300,000 in fixed costs in 2006 from one of our propane suppliers in response to a propane contamination incident in March 2006. The recovery of these costs resulted in lower expenses in 2006.

Advanced Information Services

The Advanced Information Services segment reported operating income of $49,000 for the first quarter of 2007, representing an increase of $33,000 compared to the same period in 2006. The improved results are attributed to an increase in consulting revenues as the number of billable hours increased 13 percent and the additional income from Managed Database Administration (“MDBA”) services. The Advanced Information Services segment began providing the MDBA service in 2006 to provide third parties with professional database monitoring and support solutions. The increased revenues were partially offset by higher other operating expenses as the Company incurred costs to support growth and improved earnings.

Interest Expense

Total interest expense for the first quarter of 2007 increased approximately $106,000, or 7 percent, compared to the same period in 2006. The higher interest expense was primarily due to the following:

▪	An increase in the average long-term debt balance in 2007 compared to 2006, partially offset by lower average interest rate on long-term debt; and

▪	Higher average short-term interest rates, partially offset by a decrease in the average short-term debt balance.

Condensed Consolidated Statements of Income
For the Periods Ended March 31, 2007 and 2006
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	2007	2006	Change	% Change
Operating Revenues	$93,527	$90,951	$2,576	2.83%

Operating Expenses
Cost of sales, excluding costs below	63,936	65,925	(1,989)	-3.02%
Operations	10,560	9,602	958	9.98%
Maintenance	580	444	136	30.63%
Depreciation and amortization	2,316	1,977	339	17.15%
Other taxes	1,553	1,566	(13)	-0.83%
Total operating expenses	78,945	79,514	(569)	-0.72%
Operating Income	14,582	11,437	3,145	27.50%
Other income, net of other expenses	53	78	(25)	-32.05%
Interest charges	1,599	1,493	106	7.10%
Income Before Income Taxes	13,036	10,022	3,014	30.07%
Income taxes	5,045	3,926	1,119	28.50%
Net Income	$7,991	$6,096	$1,895	31.09%

Earnings Per Share of Common Stock:
Basic	$1.19	$1.03	$0.16	15.53%
Diluted	$1.18	$1.01	$0.17	16.83%
Basic weighted average shares outstanding	6,705,829	5,909,434	796,395	13.48%
Diluted weighted average shares outstanding	6,820,462	6,052,985	767,477	12.68%

Supplemental Income Statement Data
For the Periods Ended March 31, 2007 and 2006
Dollars in Thousands
(Unaudited)

	2007	2006	Change	% Change
Gross Margin (1)
Natural Gas	$18,741	$16,412	$2,329	14.19%
Propane	9,590	7,455	2,135	28.64%
Advanced Information Services	1,471	1,222	249	20.38%
Other	(211)	(63)	(148)	NMF
Total Gross Margin	$29,591	$25,026	$4,565	18.24%

Operating Income
Natural Gas	$9,616	$7,995	$1,621	20.28%
Propane	4,874	3,434	1,440	41.93%
Advanced Information Services	49	16	33	NMF
Other	43	(8)	51	NMF
Total Operating Income	$14,582	$11,437	$3,145	27.50%

Heating Degree-Days — Delmarva Peninsula
Actual	2,439	2,069	370	17.88%
10-year average (normal)	2,241	2,281	(40)	-1.75%

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	March 31, 2007	December 31, 2006
Property, Plant and Equipment
Natural gas	$273,761	$269,013
Propane	45,455	44,792
Advanced information services	1,080	1,054
Other plant	9,072	9,147
Total property, plant and equipment	329,368	324,006
Less: Accumulated depreciation and amortization	(87,432)	(85,010)
Plus: Construction work in progress	4,232	1,829
Net property, plant and equipment	246,168	240,825

Investments	2,071	2,016

Current Assets
Cash and cash equivalents	4,276	4,488
Accounts receivable (less allowance for uncollectible accounts of $716 and $662, respectively)	45,391	44,969
Accrued revenue	4,783	4,325
Propane inventory, at average cost	5,045	7,187
Other inventory, at average cost	1,343	1,565
Regulatory assets	678	1,276
Storage gas prepayments	2,156	7,393
Income taxes receivable	-	1,079
Deferred income taxes	2,580	1,365
Prepaid expenses	1,244	2,281
Other current assets	2,457	1,554
Total current assets	69,953	77,482

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	188	192
Long-term receivables	791	824
Other regulatory assets	1,671	1,765
Other deferred charges	1,906	1,216
Total deferred charges and other assets	5,230	4,671

Total Assets	$323,422	$324,994

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Capitalization and Liabilities	March 31, 2007	December 31, 2006
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share (authorized 12,000 shares)	$3,270	$3,255
Additional paid-in capital	63,160	61,960
Retained earnings	52,314	46,271
Accumulated other comprehensive income	(335)	(335)
Deferred compensation obligation	1,312	1,119
Treasury stock	(1,311)	(1,118)
Total stockholders' equity	118,410	111,152
Long-term debt, net of current maturities	69,984	71,050
Total capitalization	188,394	182,202

Current Liabilities
Current portion of long-term debt	7,656	7,656
Short-term borrowing	21,525	27,554
Accounts payable	27,382	33,871
Customer deposits and refunds	6,377	7,502
Accrued interest	1,713	832
Dividends payable	1,948	1,939
Income taxes payable	2,616	-
Accrued compensation	1,508	2,901
Regulatory liabilities	6,795	4,199
Other accrued liabilities	4,729	4,007
Total current liabilities	82,249	90,461

Deferred Credits and Other Liabilities
Deferred income taxes	26,775	26,517
Deferred investment tax credits	315	328
Other regulatory liabilities	1,078	1,236
Environmental liabilities	169	212
Accrued pension costs	1,610	1,608
Accrued asset removal cost	18,828	18,411
Other liabilities	4,004	4,019
Total deferred credits and other liabilities	52,779	52,331

Total Capitalization and Liabilities	$323,422	$324,994

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799